Exhibit 99.1

News Release
For Release January 16, 2008
10:30 A.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces 42% Growth in EPS and Increase in Cash Dividend

Lexington, S.C. January 16, 2008 - Today First Community Corporation, the holding company for First Community Bank, reported net income for the fourth quarter and year ended 2007. Net income for the quarter was $1.2 million compared to the fourth quarter of 2006 net income of $861 thousand, an increase of 39.4%. Diluted earnings per share were $.37 for the fourth quarter of 2007, compared to the $.26 earnings per share in the fourth quarter of 2006, an increase of 42.3%. Shareholders' equity was $64.0 million at December 31, 2007, compared to the $63.2 million in shareholders' equity at December 31, 2006 an increase of 1.3%. For the year ended December 31, 2007, net income was $4.0 million compared to the $3.5 million earned during the same period in 2006 an increase of 13.3%. Diluted earnings per share for 2007 were $1.21 compared to $1.10 earned during 2006, which is a 10% growth in earnings per share. Total assets were $565.6 million at December 31, 2007, an increase of 3.2% over December 31, 2006 assets of $548.1 million.

Mike Crapps, president and chief executive officer commented on the Company's performance in 2007 by saying, "We are thrilled to be reporting record earnings for the second consecutive quarter led by a 42% increase in EPS. This is especially impressive against a backdrop of turbulence in the financial markets and uncertain economic direction. We are extremely pleased that the plan we developed and implemented has resulted in even better than expected results in the second half of 2007." Crapps continued, "The 42% growth in the fourth quarter EPS is the gratifying result of success in the execution of our plan for 2007. This includes the continued growth in our loan portfolio increasing our loan-to-deposit ratio from 66.3% to 76.3%. This accomplishment occurred while our long time commitment to credit quality and loan underwriting continued to pay off. The loan charge off ratio of 0.03% (excluding net overdraft charge-offs) and the non-performing asset ratio of 0.22% are excellent compared to industry standards and especially impressive given the current economic conditions. An additional component of our plan was the engagement of a consulting firm to lead an efficiency study. The study resulted in the identification of approximately $700 thousand in annual fee income enhancements and cost savings." Crapps remarked on his thoughts for 2008 by saying, "As we look into the coming year, we see a continued focus on changing the earning asset mix, more so than on balance sheet growth. This combined with continued expense discipline, with non-interest expenses expected to increase by only about 4% over 2007, will enable us to manage the headwinds of net interest margin pressures and economic uncertainties in 2008.

In addition to releasing year-end and fourth quarter earnings, the company also announced that the board of directors had approved an increase in its cash dividend for the fourth quarter of 2007. The company declared a $.08 per share dividend, payable February 15, 2008 to shareholders of record as of January 31, 2008.

The company has previously announced the approval of a Share Repurchase Plan. The plan allows for the repurchase, on the open market, of up to 200,000 shares of the issued and outstanding shares of First Community Corporation common stock. Through December 31, 2007, 189,813 shares have been repurchased with a total investment of $3.28 million. The board has recently approved the repurchase of an additional 50,000 shares under the plan bringing the total shares available for repurchase to 250,000.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol "FCCO" and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	At December 31,
	2007	2006

Total Assets	$565,613	$548,056
Investment Securities	175,258	176,523
Loans	310,028	275,189
Allowance for Loan Losses	3,530	3,215
Total Deposits	405,854	414,941
Other Borrowings	89,630	64,694
Shareholders' Equity	63,996	63,208

Book Value Per Share	$19.93	$19.36
Tangible Book Value Per Share	$10.67	$10.05
Equity to Assets	11.31%	11.53%
Loan to Deposit Ratio	76.39%	66.32%
Allowance for Loan Losses/Loans	1.14%	1.17%

Average Balances:	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Average Total Assets	$572,472	$537,448	$553,614	$511,824
Average Loans	307,414	269,817	296,991	249,209
Average Earning Assets	496,394	458,579	476,079	437,896
Average Deposits	405,633	400,415	404,361	384,426
Average Other Borrowings	96,679	70,310	80,656	65,815
Average Shareholders' Equity	64,536	61,809	63,584	57,205

Asset Quality
Nonperforming Assets:
Non-accrual loans	$600	$446	$600	$446
Other real estate owned	133	--	133	--
Accruing loans past due 90 days or more	501	21	501	21

Total nonperforming assets	$1,234	$467	$1,234	$467

Loans charged-off	$231	159	$483	$292
Overdrafts charged-off	30	48	140	153
Loan recoveries	(124)	(21)	(382)	(81)
Overdraft recoveries	(9)	(10)	(64)	(30)

Net Charge-offs	$128	$176	$177	$334

Net Charge-offs to Average Loans	0.04%	0.06%	0.06%	0.13%

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Interest Income	$8,120	$7,481	$30,956	$27,245
Interest Expense	4,115	3,706	15,666	12,922

Net Interest Income	4,005	3,775	15,290	14,323
Provision for Loan Losses	132	139	492	528

Net interest income after provision	3,873	3,636	14,798	13,795

Non-Interest Income:
Deposit service charges	750	615	2,722	2,390
Mortgage origination fees	149	71	407	450
Commissions on sale non deposit products	138	61	356	321
Securities Gains (loss)	(24)	--	49	(69)
Gain on early extinguishment of debt	--	--	--	159
Fair value adjustment gain (loss)	122	--	168
Other	276	299	1,315	1,149

Total non-interest income	1,411	1,046	5,017	4,400

Non-Interest Expense:
Salaries and employee benefits	1,853	1,741	7,301	6,886
Occupancy	248	257	1,160	946
Equipment	321	345	1,270	1,241
Marketing and public relations	83	80	459	329
Amortization of intangibles	167	167	670	636
Other	841	893	3,265	3,204

Total non-interest expense	3,513	3,483	14,125	13,242

Income Before Taxes	1,771	1,199	5,690	4,953
Income Tax Expense	573	338	1,725	1,452

Net Income	$1,198	$861	$3,965	$3,501

Primary Earnings Per Share	$0.37	$0.26	$1.23	$1.13
Diluted Earnings Per Share	$0.37	$0.26	$1.21	$1.10

Average shares outstanding - basic	3,215,447	3,260,779	3,234,309	3,096,866
Average shares outstanding - diluted	3,253,558	3,331,504	3,284,425	3,174,185
Return on Average Assets	0.83%	0.64%	0.72%	0.68%
Return on Average Equity	7.36%	5.53%	6.23%	6.12%
Return on Average Tangible Equity	13.69%	11.04%	11.83%	12.69%
Net Interest Margin	3.20%	3.27%	3.21%	3.27%
Net Interest Margin (Tax Equivalent)	3.28%	3.35%	3.29%	3.36%

Post Office Box 64 / Lexington, SC 29071